Exhibit 5.1
[Letterhead of K. Ramesh]
M/s Sify Technologies Limited	March 2, 2010
Second Floor,
Tidel Park
No. 4, Canal Bank Road
Taramani,
Chennai 600 113
Sub: Sify Technologies Ltd. — Registration of ASOP 2007 scheme in Form S-8
Dear Sirs:
I have acted as your Counsel in connection with the registration under the Securities Act of 1933, as amended, of up to 2,000,000 equity shares, par value Rs.10/- per share (the “Shares”), of Sify Technologies Limited, a Company with limited liability incorporated in India (“the Company”). Each of the Shares being so registered is represented by one American Depository Share. I have examined the registration statement on Form S-8 (“the Registration Statement”) to be filed by you with the United States Securities and Exchange Commission for the purpose of registering the shares in connection with the Associate Stock Option Plan 2007.
Strictly limited to Indian Law, it is my opinion that the Shares have been duly authorized and when issued in connection with the Associate Stock Option Plan 2007 will be validly issued, fully paid and non-assessable.
I consent to the use of this opinion as an exhibit to the Registration Statement.
Yours faithfully,

/s/ K. Ramesh
(K. RAMESH)